Exhibit 10.11

April 10, 2018 Mr. Jeff Mallmes Quantum Energy Inc. jeff.mallmes@gmail.com 250-253-7207 Sicamous, BC Canada

Inductance Energy Corporation

RE: IEC- Arizona Proposal – Binding Letter of Intent

Arizona Training Operations and Physical Laboratory

7543 E Tierra Buena Lane

Scottsdale, Arizona 85260

Water Science Laboratory

7464 E Tierra Buena Lane

Suite 101

Scottsdale, Arizona 85260

Nevada Plant and Physical Laboratory

1280 Rockpebble

North Las Vegas, Nevada 89030

Binding Letter of Intent (“BLOI”) shall serve as our offer to you to conduct complete due diligence (the “Due Diligence Examination”) in connection with the possible merger of IEC-Arizona (to be formed “Private”) and Quantum Energy, Inc. (“QEGY”), and the execution of a License Agreement granting QEGY the exclusive right within the state of Arizona to manufacture and distribute IEC Earth Engine products and services. Private will be 100% owned by Inductance Energy Corporation, a Wyoming corporation (“IEC”). The parties agree as follows:

A.	IEC hereby agrees to conduct and complete the Due Diligence Examination on or before the target date of May 31, 2018. If IEC is reasonably satisfied with the information it learns in the Due Diligence Examination, IEC shall so advise QEGY in writing within 5 business days from the completion of the Due Diligence Examination that the results of the Due Diligence Examination did not reveal any material adverse issues or problems or material undisclosed liabilities regarding QEGY (the “Acceptance Notice”).

B.	At such time as IEC gives QEGY the Acceptance Notice, IEC and QEGY shall negotiate in good faith to complete and close a typical “reverse” merger (the “Merger”) of Private’s operations and assets, into a publicly traded entity, QEGY, with QEGY being the surviving entity, including the prompt negotiation and execution of a definitive agreement relating to those matters (the “Definitive Agreement”) and to execute the Definitive Agreement on or prior to August 31, 2018, (the “Preferred Closing Date”).

(1)	IEC and QEGY further agree that as a condition to the closing of the Merger, upon the successful completion of the Due Diligence Examination of QEGY and the delivery of the Acceptance Notice, IEC shall raise from investors in the aggregate up to a total of $50,000,000 (the “Total Capital Investment”) and that the Merger shall not close unless and until the Total Capital Investment is raised as evidenced by written confirmation from the escrow agent. IEC’s Total Capital Investment funding will commence after the Due Diligence period target of May 31, 2018 and will be fully funded no later than the close of business on December 31, 2018 or 180 days following approval of the S-l filing, whichever date is later and may be extended by written agreement of QEGY and IEC.

i.	Provided the Total Capital Investment is funded by IEC as set forth above, QEGY shall issue to IEC such number of shares of QEGY common stock as shall constitute 60% of the then total issued and outstanding shares of QEGY common stock, subject to paragraph 8 below.

ii.	Upon IEC successfully raising the Total Capital Investment, IEC/Quantum will provide the necessary funds required to prove out the viability of the development of the refinery (the “Refinery”) currently planned to be developed in Stoughton Saskatchewan, Canada including (a) obtaining environmental and engineering studies to prove the viability of the intended site, (b) if the site is determined to be viable, to acquire the land, (c) obtain required permits and (d) pay other related costs.

Although the parties are not yet ready to enter into the Definitive Agreement, the parties would like to set in this BLOI certain material issues that will be addressed in the Definitive Agreement. It is expressly understood that this BLOI constitutes a binding obligation of the parties. Until the parties execute the Definitive Agreement, this BLOI shall constitute a valid and binding agreement of the parties hereto.

Our offer — IEC will bear the following costs of the Due Diligence Examination on QEGY:

1.	SEC and legal review of QEGY by Dickenson Wright and/or Jerold Siegan	$45,000 to $55,000.00

2.	Formation of clean Private	$3,000 to $6,000.00

3.	Book audit of Private	$5,000.00

4.	Have audit of QEGY reviewed for IEC by Price Waterhouse	$2,500.00

5.	Have legal matters reviewed for IEC by Dickinson Wright and/or Jerold Siegan	$2,500.00

6.	Lobbying — Teddy Eynon -- Dickinson Wright — Wash DC	$25,000.00

7.	Accelerated Depreciation funding tax plan — Whitney Sorrell	$30,000.00

IEC and QEGY Compensation (Should all due diligence requirements be met):

8.	In the event IEC does not raise the Total Capital Investment, IEC shall notify QEGY and IEC shall only be responsible for its costs to date, and all IEC rights to QEGY shall expire. IEC shall continue to use its best efforts to raise additional Capital Investment with the goal of funding the Total Capital Investment of $50,000,000 by the close of business on December 31, 2018, or otherwise as previously stated and IEC agrees that the Closing of the Merger will not occur unless and until the Total Capital Investment is raised.

9.	Each of QEGY and IEC/Private agree to equal dilution resulting from the completion of the Total Capital Investment. Both QEGY and IEC shall have the right to approve any capital raise plan prior to that plan being introduced to investors. It is agreed that Accelerated Depreciation (“AD”) shall be used to its fullest potential by IEC and QEGY to minimize dilution for each of the parties.

10.	From the proceeds of the Capital Investment, IEC shall recapture in full the costs it has paid and/or advanced in connection with this transaction.

11.	From the proceeds of the Capital Investment, Mallmes and QEGY shall recapture in full the actual costs they each have paid and/or advanced in connection with this Transaction and in connection with (i) the “clean-up” of QEGY and the stock ownership of QEGY and outstanding agreements and transactions that were completed under the direction and management of Mallmes and the legal fees relating to such a “clean up”, (ii) travel expenses incurred travelling to Phoenix including 8-10 nights in hotels and (iii) the preparation of the amended #1 to the S-l filed by QEGY with the SEC on March 6, 2017, which aggregate amount shall not exceed $500,000.00.

12.	QEGY, directly or indirectly through its wholly-owned subsidiary Dominion Energy Processing Group, Inc., a Canadian Federally registered company (“Dominion”) will seek to obtain a refinery permit that shall be supported in development by Private, but this asset may be sold or transferred to another or stand-alone entity so long as all the then current shareholders are compensated in cash and stock at the then value to be determined by an independent valuation professional. In connection with the foregoing, IEC acknowledges and agrees that QEGY (i) has an outstanding offer to purchase 480 Acres in Stoughton, Saskatchewan and had paid a $10,000 earnest money deposit on that property; (ii) has had pre- design meetings with the community and the SASK government; (iii) has a non-binding agreement for feed stock from Crescent Point; and (iv) has non-binding off-take agreements for diesel, gas and jet fuel to be processed at the refinery.

13.	IEC agrees that if the audit of QEGY does not reveal any previously undisclosed liabilities and is otherwise “clean” as reasonably determined by IEC then IEC will complete a funding plan to be approved by IEC and QEGY within 30 (Thirty) days from the date of the completion of the audit.

14.	It is agreed that IEC shall retain voting rights to shares through the creation of a Class B common shares.

Specific Goals of the Merger:

15.	All outstanding warrants and options to purchase shares of QEGY common stock as of the Closing shall be at a minimum of $1.00 per share.

16.	Dual class of common shares. Class A common and a Class B voting. QEGY shall amend its articles of incorporation to eliminate any preferred stock so that it has only common stock Classes A and B are authorized. Consider doing this before filing the S-l. IEC/Quantum agree that they will not effect a reverse stock split of Quantum common stock for a period of 2 years from the closing of the Merger transaction.

17.	IEC would start raising capital after Due Diligence Examination completion Target date of May 15, 2018.

18.	After the closing of the Merger, IEC as the then 60% owner of QEGY shall cause Quantum to establish an Executive Committee which will include Mallmes.

19.	IEC will recruit a President and CFO with public company experience to operate the Arizona jurisdiction.

20.	IEC agrees to employ one or more persons within 30 days of Closing of the Merger to manage the EV for the Refinery, that prove up extensive experience in environmental work for refinery startups.

21.	QEGY shall adopt new Bylaws and control resolutions written and approved by QEGY Board to be made up of Jeffery Mallmes and three IEC Corporation board members.

22.	Either party may terminate if the other party materially breaches the Letter of Intent and the breach remains uncured for a period of 30 days.

23.	Prior to the execution of the Definitive Agreement, this BLOI is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding any prior agreements and communications (both written and oral) regarding such subject matter. This BLOI may only be modified, or any rights under it waived, by a written document executed by both parties.

24.	This BLOI shall remain in full force and effect and shall be binding upon the parties, and their respective successors, permitted assigns, heirs and legal representatives.

25.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

26.	THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF ANY JURISDICTION.

27.	The parties hereto agree to use their best efforts and to work diligently towards the Closing. It is the intent of the parties to Close this transaction as expeditiously as possible after completion of due diligence by AC, but in no event shall such Closing take place later than December 31, 2018, unless otherwise extended by written agreement of the parties, time being of the essence.

28.	Any amendment, supplement, modification or waiver of or to any provision of this BLOI shall be effective only if it is made and given in a writing signed by IEC and QEGY and only in the specific instance and for the specific purpose for which made or given.

29.	The parties agree to issue a press release announcing the execution of this BLOI after April 11, 2018, which shall be approved by both parties.

30.	Neither party will make any public disclosure of the specific terms of this BLOI, except with the prior approval of the other party, not to be unreasonably withheld. The parties will agree upon the text of a press release regarding this BLOI and will not make any public disclosure of its existence before such press release becomes public. The foregoing notwithstanding, IEC recognizes that QEGY is required to issue a press release regarding this BLOI and will not unreasonable withhold its approval of the disclosures in such press release.

31.	Each person executing this BLOI on behalf of a party to this BLOI represents and warrants that he is authorized to do so, that such execution and the performance of this Agreement does not violate any agreement or restriction to which such party is subject and that this BLOI constitutes a legally binding obligation of such party.

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SIGNATURE PAGE FOLLOWS.]

SIGNATURE PAGE FOR BINDING LETTER OF INTENT BETWEEN
INDUCTANCE ENERGY CORPORATION AND QUANTUM ENERGY INC.

Inductance Energy Corporation

By:
William Hinz
Director and CEO

Accepted effective as of 4/15, 2018

Quantum Energy Inc.

By:	4/15, 2018
Jeff Mallmes
Chairman and President